Exhibit 10.13
FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT
     This Fifth Amendment to Employment Agreement (the “Amendment”) is effective as of February 8, 2008, and is entered into by and between The Film Department Holdings LLC, a Delaware limited liability company (the “Company”), and Bernd Stephan (the “Executive”).
     WHEREAS, Company and Executive have previously entered into an Employment Agreement dated July 10, 2007, as amended on January 16, 2009 (First Amendment), July 16, 2009 (Second Amendment), July 16, 2009 (Third Amendment) and September 1, 2009 (Fourth Amendment), Collectively “the “Employment Agreement”; AND
     WHEREAS, the Company and Executive have agreed to amend specific terms of the Agreement in accordance with the terms set forth below. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement;
     NOW, THEREFORE, in consideration of the agreements and collective amendments made herein, the parties hereto agree as follows:
     1. Engagement and Term. Notwithstanding anything to the contrary provided for in Paragraph (2) of the Employment Agreement, the Employment Term, as defined therein, shall be extended to and expire on January 31, 2012 (Expiration Date), without any option to extend further by either Company or Employee.
     2. Compensation.
          (a) Compensation. Per the terms of Executive’s Employment Agreement, Executive’s Base Compensation is currently $243,000 (“Current Compensation”). Notwithstanding the foregoing, in the event of the occurrence of the initial public offering or other financing transaction sufficient to enable the Company to launch and operate a U.S. theatrical distribution company (“Distribution Company Launch”) as contemplated and as set forth in the business plan of The Film Department dated November 6, 2009, Executive’s annualized Base Compensation shall, in lieu of Executive’s Current Base Compensation, thereafter be an amount equal to $325,000 commencing the first full day following the Distribution Company Launch.
5th Amendment to BS Employment Agreement

          (b) Guaranteed Deferred Compensation. In the event of Distribution Company Launch, The Company shall pay or cause to be paid to the Executive, guaranteed deferred compensation of $50,000 per year. Guaranteed deferred compensation payments will be made in quarterly installments on the third, sixth, ninth and twelfth month anniversary following Distribution Company Launch.
          (c) Contingent Compensation. Notwithstanding anything to the contrary set forth in the Employment Agreement, the bonus compensation set forth in Section 5(b) of the Employment Agreement payable to Executive (subject to the terms and conditions therein) no more than 30 days following each anniversary of the Distribution Company Launch, the Company shall pay or cause to be paid to the Executive, bonus compensation in an amount to be determined by Chief Executive Officer, President & Chief Operating Officer and The Company’s Compensation Committee.
     3. Remaining Provisions. The parties expressly agree and acknowledge that all provisions of the Agreement except those amended by this Amendment shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Addendum as of the date first above written.
THE FILM DEPARTMENT
HOLDINGS LLC

By:	/s/ Neil Sacker NEIL SACKER	/s/ Bernd Stephan BERND STEPHAN
Its:	President & Chief Operating Officer
5th Amendment to BS Employment Agreement

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